Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2009 relating to the consolidated financial statements and financial statement schedule of Vulcan Materials Company and its subsidiary companies (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/DELOITTE & TOUCHE LLP
Birmingham, Alabama
May 11, 2009